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                                                                   EXHIBIT 10.30


                                CREDIT AGREEMENT



         THIS AGREEMENT is entered into as of September 23, 1996, by and between AMERICAN COIN MERCHANDISING, INC., a Delaware corporation ("Borrower"), and WELLS FARGO BANK (COLORADO), NATIONAL ASSOCIATION ("Bank").


                                    RECITAL


         Borrower has requested from Bank the credit accommodation described below ("Credit"), and Bank has agreed to provide the Credit to Borrower on the terms and conditions contained herein.

         NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree as follows:


                                   ARTICLE I

                                   THE CREDIT

         SECTION 1.1      REVOLVING LINE OF CREDIT.

                 (a) Revolving Line of Credit. Subject to the terms and conditions of this Agreement, and including, the conversion right set forth in
Section 1.2 hereof, Bank hereby agrees to make advances to Borrower from time to time up to and including September 23, 1998 not to exceed at any time the aggregate outstanding principal amount of Six Million Dollars ($6,000,000) ("Revolving Line of Credit"), the proceeds of which shall be used for working capital, equipment purchases or capital expenditures, letters of credit and retirement of existing Bank debt. Borrower's obligation to repay advances under the Revolving Line of Credit shall be evidenced by a promissory note substantially in a form satisfactory to the Bank ("Revolving Line of Credit Note"), all terms of which are incorporated herein by this reference.

                 (b) Limitation on Borrowings. Outstanding borrowings under the Revolving Line of Credit, to a maximum of the principal amount set forth above, shall not at any time exceed the Borrowing Base with the Borrowing Base defined as the aggregate of seventy-five percent (75%) of Borrower's eligible accounts receivable, plus fifty percent (50%) of the value of Borrower's eligible inventory (exclusive of work in process and inventory which is obsolete, unsalable or damaged), with value defined as the lessor of Borrowers cost or current market value; plus seventy-five percent (75%) of the net book value of Eligible vending machines (with Eligible vending machines defined as vending machines with respect to which the Bank has either a lien of first priority or a second priority lien where the first lien has been subordinated to the lien of the Bank) and transportation equipment. All of the foregoing shall be determined by Bank upon receipt and review of all collateral reports required hereunder and such other documents and collateral information as Bank may from time to time require.

                          As used herein, "eligible accounts receivable" shall
consist solely of trade accounts created in the ordinary course of Borrower's business, upon which Borrower's
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right to receive payment is absolute and not contingent upon the fulfillment of any condition whatsoever, and in which Bank has a perfected security interest of first priority, and shall not include:

                          (i) any account which is more than sixty (60) days past due;

                          (ii) that portion of any account for which there exists any right of setoff, defense or discount (except regular discounts allowed in the ordinary course of business to promote prompt payment) or for which any defense or counterclaim has been asserted;

                          (iii) any account which represents an obligation of any state or municipal government or of the United States government or any political subdivision thereof (except accounts which represent obligations of the United States government and for which Bank's forms N-138 and N-139 have been duly executed and acknowledged);

                          (iv) any account which represents an obligation of an account debtor located in a foreign country, other than Canada;

                          (v) any account which arises from the sale or lease to or performance of services for, or represents an obligation of, an employee, affiliate, partner, member, parent or subsidiary of Borrower; provided, however, receivables from franchisees shall be "Eligible Accounts" if they meet all the other requirements of eligible accounts set forth herein;

                          (vi) that portion of any account which represents interim or progress billings or retention rights on the part of the account debtor;

                          (vii) any account which represents an obligation of any account debtor when fifty percent (50%) or more of Borrower's accounts from such account debtor are not eligible pursuant to (i) above;

                          (viii) that portion of any account from an account debtor which represents the amount by which Borrower's total accounts from said account debtor exceeds twenty-five percent (25%) of Borrower's total accounts;

                          (ix) when Bank, in its reasonable discretion, deems the creditworthiness or financial condition of the account debtor, or the industry in which the account debtor is engaged, to be unsatisfactory.

                 (c) Letter of Credit Subfeature. As a subfeature under the Revolving Line of Credit, Bank agrees from time to time during the term thereof to issue letters of credit for the account of Borrower to finance the purchase of inventory and equipment (each, a "Letter of Credit" and collectively, "Letters of Credit"); provided, however, that the form and substance of each Letter of Credit shall be subject to approval by Bank, in its sole discretion. Letters of Credit which, When issued would cause the total of principal outstanding and the amount of outstanding Letters of Credit to exceed the limit on availability under this Agreement, shall be subject to a separate credit evaluation by the Bank under the credit standards and other eligibility criteria then in effect and the Bank shall be under no obligation to issue any such Letters of Credit. Each Letter of Credit shall be issued with an expiration date not more than one year beyond the maturity date of the Revolving Line of Credit.





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The undrawn amount of all Letters of Credit shall be reserved under the
Revolving Line of Credit and shall not be available for borrowings thereunder. Each Letter of Credit shall be subject to the additional terms and conditions of the Letter of Credit Agreement and related documents, if any, required by Bank in connection with the issuance thereof (each, a "Letter of Credit Agreement" and collectively, "Letter of Credit Agreements"). Each draft paid by Bank under a Letter of Credit shall be deemed an advance under the Revolving Line of Credit and shall be repaid by Borrower in accordance with the terms and conditions of this Agreement applicable to such advances; provided however, that if advances under the Revolving Line of Credit are not available, for any reason, at the time any draft is paid by Bank, then Borrower shall immediately pay to Bank the full amount of such draft, together with interest thereon from the date such amount is paid by Bank to the date such amount is fully repaid by Borrower, at the rate of interest applicable to advances under the Revolving Line of Credit. In such event Borrower agrees that Bank, in its sole discretion, may debit any demand deposit account maintained by Borrower with Bank for the amount of any such draft.

                 (d) Borrowing and Repayment. Borrower may from time to time during the term of the Revolving Line of Credit borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained herein or in the Revolving Line of Credit Note; provided however, that the total outstanding borrowings under the Revolving Line of Credit shall not at any time exceed the maximum principal amount available thereunder, as set forth above.

                 (e) Cash Collateral Account. Borrower shall maintain with Bank, and Borrower hereby grants to Bank a security interest in, a non-interest bearing deposit account over which Borrower shall have no control ("Cash Collateral Account") and into which the proceeds of all Borrower's accounts and other rights to payment in which Bank has a security interest shall be deposited immediately upon their receipt by Borrower. Bank shall, and Borrower hereby authorizes Bank to, apply all such proceeds immediately upon their receipt by Bank as a principal reduction on the Revolving Line of Credit.

         SECTION 1.2 CONVERSION OR EXTENSION. By written notice to Borrower made not less than thirty days before September 23, 1997, Bank may at it sole option: 1) convert the Revolving Line of Credit to a term loan as of September 23, 1997 ("Conversion Date"); 2) extend the maturity date for the Revolving Line of Credit to September 23, 1999; or 3) invite Borrower to negotiate revised terms for the Revolving Line of Credit. If Bank does none of the above, the Revolving Line of Credit shall remain in place on terms set forth herein with a September 23, 1998 maturity date.

                 (a) Term Loan. If Bank elects to convert the Revolving Line of Credit to a Term Loan:

                          (1)     Amount.  The new Term Loan shall be in an
amount equal to principal outstanding on September 23, 1997.

                          (2)     Repayment.  Payments of principal and
interest due under the Term Loan shall be made on the last day of each calendar quarter in installments sufficient to fully amortize the principal outstanding on the Conversion Date over 36 months commencing October 31, 1997, and continuing up to and including September 23, 2000, with a final installment consisting of all remaining unpaid principal and interest on September 23, 2000.





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                          (3)     Prepayment.  Borrower may prepay principal on
the Term Loan at any time, in any amount and without penalty. All prepayments of principal shall be applied on the most remote principal installment or installments then unpaid.

                 (b) Extension of Maturity. If Bank elects to extend the maturity of the Revolving Line of Credit, the terms of this Credit Agreement shall remain unchanged except that the Maturity Date shall be September 23, 1999.

                 (c) Renegotiation. If the Bank invites Borrower to negotiate a revised credit agreement, the terms of this Agreement shall remain in place until other terms are agreed upon in writing and signed by the Bank and Borrower and neither the Bank nor Borrower shall be required to agree to any changes in the terms hereof. In Borrower's sole discretion, Borrower may decline the Bank's invitation to negotiate without penalty of any sort.

         SECTION 1.3      INTEREST/FEES.

                 (a)      Interest.         The outstanding principal balance
of the Revolving Line of Credit shall bear interest at the rate of equal to the Prime Rate in effect from time to time.

                 (b) Prime Rate. The term "Prime Rate" shall mean at any time the rate of interest most recently announced within Bank at its principal office in Denver, Colorado as its Prime Rate, with the understanding that the Prime Rate is one of Bank's base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Bank may designate. Each change in the rate of interest shall become effective on the date each Prime Rate change is announced within Bank. The Prime Rate is not necessarily the best rate offered by the Bank and Bank may make loans at rates greater than or less than the Prime Rate.

                 (c) Computation and Payment. Interest shall be computed on the basis of a 360-day year, actual days elapsed. Interest shall be payable at the times and place set forth in the Revolving Line of Credit Note (the "Note").

                 (d) Letter of Credit Fees. Borrower shall pay to Bank fees upon the issuance of each Letter of Credit, upon the payment or negotiation by Bank of each draft under any Letter of Credit and upon the occurrence of any other activity with respect to any Letter of Credit (including without limitation, the transfer, amendment or cancellation of any Letter of Credit) determined in accordance with Bank's standard fees and charges then in effect for such activity.

         SECTION 1.4 COLLECTION OF PAYMENTS. Borrower authorizes Bank to collect all principal, interest and fees due under this Agreement by charging Borrower's demand deposit account number ___________ with Bank, or any other demand deposit account maintained by Borrower with Bank, for the full amount thereof. Should there be insufficient funds in any such demand deposit account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower.

         SECTION 1.5 COLLATERAL. As security for all indebtedness of Borrower to Bank. Borrower hereby grants to Bank security interests of first priority in all Borrower's accounts, contract rights, bank accounts, general intangibles, including trademarks, copyrights, and franchise rights and agreements, inventory, and equipment, including vehicles ("Collateral").





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                          All of the foregoing shall be evidenced by and
subject to the terms of such security agreements, financing statements, deeds of trust, notation of liens on vehicle titles and other documents as Bank shall reasonably require, all in form and substance satisfactory to Bank. Borrower shall cooperate with Bank to perfect all such liens, including those on titled motor vehicles and shall reimburse Bank immediately upon demand for all costs and expenses incurred by Bank in connection with any of the foregoing security, including without limitation, filing and recording fees and costs of appraisals, audits and title insurance.

         SECTION 1.6 SUBORDINATION OF DEBT. All obligations of Borrower identified on Exhibit B hereto shall be subordinated in right of repayment to all obligations of Borrower to Bank, as evidenced by and subject to the terms of subordination agreements in form and substance satisfactory to Bank.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES


         Borrower makes the following representations and warranties to Bank, which representations and warranties shall survive the execution of this Agreement and shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all obligations of Borrower to Bank subject to this Agreement.

         SECTION 2.1 LEGAL STATUS. Borrower is a corporation, duly organized and existing and in good standing under the laws of the State of Delaware, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could have a material adverse effect on Borrower.

         SECTION 2.2 AUTHORIZATION AND VALIDITY. This Agreement, the Notes, and each other document, contract and instrument required hereby or at any time hereafter delivered to Bank in connection herewith (collectively, the "Loan Documents") have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of Borrower or the party which executes the same, enforceable in accordance with their respective terms.

         SECTION 2.3 NO VIOLATION. The execution, delivery and performance by Borrower of each of the Loan Documents do not violate any provision of any law or regulation, or contravene any provision of the Articles of Incorporation or By-Laws of Borrower, or result in any breach of or default under any contract, obligation, indenture or other instrument to which Borrower is a party or by which Borrower may be bound.

         SECTION 2.4 LITIGATION. There are no pending, or to the best of Borrower's knowledge threatened, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency which could have a material adverse effect on the financial condition or operation of Borrower other than those disclosed by Borrower to Bank in writing prior to the date hereof.

         SECTION 2.5 CORRECTNESS OF FINANCIAL STATEMENT. The financial statement of Borrower dated June 30, 1996, a true copy of which has been delivered by





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Borrower to Bank prior to the date hereof, (a) is complete and correct and presents fairly the financial condition of Borrower, (b) discloses all liabilities of Borrower that are required to be reflected or reserved against under generally accepted accounting principles, whether liquidated or unliquidated, fixed or contingent, and (c) has been prepared in accordance with generally accepted accounting principles consistently applied. Since the date of such financial statement there has been no material adverse change in the financial condition of Borrower, nor has Borrower mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except in favor of Bank or as otherwise permitted by Bank in writing.

         SECTION 2.6 INCOME TAX RETURNS. Borrower has no knowledge of any pending assessments or adjustments of its income tax payable with respect to any year.

         SECTION 2.7 NO SUBORDINATION. There is no agreement, indenture, contract or instrument to which Borrower is a party or by which Borrower may be bound that requires the subordination in right of payment of any of Borrower's obligations subject to this Agreement to any other obligation of Borrower.

         SECTION 2.8 PERMITS, FRANCHISES. Borrower possesses, and will hereafter possess, all permits, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct the business in which it is now engaged in compliance with applicable law.

         SECTION 2.9 ERISA. Borrower is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time ("ERISA"); Borrower has not violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by Borrower (each, a "Plan"); no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by Borrower; Borrower has met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under generally accepted accounting principles.

         SECTION 2.10 OTHER OBLIGATIONS. Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

         SECTION 2.11 ENVIRONMENTAL MATTERS. Except as disclosed by Borrower to Bank in writing prior to the date hereof, Borrower is in compliance in all material respects with all applicable Federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any of Borrower's operations and/or properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act as any of the same may be amended, modified or supplemented from time to time. None of the operations of Borrower is the subject of any Federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment. Borrower has no material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.





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                                  ARTICLE III

                                   CONDITIONS


         SECTION 3.1 CONDITIONS OF INITIAL EXTENSION OF CREDIT. The obligation of Bank to grant any of the Credit is subject to the fulfillment to Bank's satisfaction of all of the following conditions:

                 (a) Approval of Bank Counsel. All legal matters incidental to the granting of each of the Credit shall be satisfactory to Bank's counsel in such counsel's sole discretion.

                 (b) Documentation. Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed:

                          (i)     This Agreement and the Note.

                          (ii)    Security Agreement.

                          (iii)   Borrowing Resolution of Borrower.

                          (iv)    UCC Search.

                          (v) Release of existing liens as required by Bank.

                          (vi)    Evidence of Insurance.

                          (vii)   Projected cash flow through December, 1997.

                          (viii)  UCC-1 forms as the Bank shall require.

        Such other documents as Bank may require under any other Section of Agreement.

                 (c) Financial Condition. There shall have been no material adverse change, as determined by Bank, in the financial condition or business of Borrower, nor any material decline, as determined by Bank, in the market value of any collateral required hereunder or a substantial or material portion of the assets of Borrower.

                 (d) Insurance. Borrower shall have delivered to Bank evidence of insurance coverage on all Borrower's property, in form, substance, amounts, covering risks and issued by companies satisfactory to Bank, and where required by Bank, with loss payable endorsements in favor of Bank.

         SECTION 3.2 CONDITIONS OF EACH EXTENSION OF CREDIT. The obligation of Bank to make each extension of credit requested by Borrower hereunder shall be subject to the fulfillment to Bank's satisfaction of each of the following conditions:

                 (a) Compliance. The representations and warranties contained herein and in each of the other Loan Documents shall be true on and as of the date of the signing of this





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Agreement and on the date of each extension of credit by Bank pursuant hereto, with the same effect as though such representations and warranties had been made on and as of each such date, and on each such date, no Event of Default as defined herein, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default, shall have occurred and be continuing or shall exist.

                 (b) Documentation. Bank shall have received all additional documents which may be required in connection with such extension of credit.


                                   ARTICLE IV

                             AFFIRMATIVE COVENANTS


         Borrower covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower shall, unless Bank otherwise consents in writing:

         SECTION 4.1 PUNCTUAL PAYMENTS. Punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein, and immediately upon demand by Bank, the amount by which the outstanding principal balance of any of the Credit at any time exceeds any limitation on borrowings applicable thereto.

         SECTION 4.2 ACCOUNTING RECORDS. Maintain adequate books and records in accordance with generally accepted accounting principles consistently applied, and permit any representative of Bank, at any reasonable time, to inspect, audit and examine such books and records, to make copies of the same, and to inspect the properties of Borrower.

         SECTION 4.3 FINANCIAL STATEMENTS. Provide to Bank all of the following, in form and detail satisfactory to Bank:

                 (a) not later than 120 days after and as of the end of each fiscal year, an unqualified financial statement of Borrower, prepared by certified pubic accountants reasonably satisfactory to the Bank.

                 (b) not later than 45 days after and as of the end of each month, a financial statement of Borrower, prepared in accordance with GAAP by Borrower, to include accounts receivable agings, income and profit and loss statements;

                 (c) not later than 45 days after and as of the end of each month, a borrowing base certificate in the form attached hereto as Exhibit A, an inventory collateral report, an aged listing of accounts receivable, a reconciliation of accounts, Borrower's internally prepared ratios described in paragraph 4.9 hereof and immediately upon each request from Bank, a list of the names and addresses of all Borrower's account debtors;





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                 (d)      not later than 30 days prior to the end of each year,
projection, prepared by Borrower for the upcoming year(s) to and including the Maturity Date as it may be extended to include projected income statements, balance sheets and cash flows;

                 (e) contemporaneously with each annual and monthly financial statement and/or projections of Borrower required hereby, a certificate of the president or chief financial officer of Borrower that said financial statements are accurate and that to the best of Borrower's knowledge after appropriate good faith investigation there exists no Event of Default nor any condition, act or event which with the giving of notice or the passage of time or both would constitute an Event of Default;

                 (f) from time to time such other information as Bank may reasonably request.

         SECTION 4.4 COMPLIANCE. Preserve and maintain all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business; and comply with the provisions of all documents pursuant to which Borrower is organized and/or which govern Borrower's continued existence and with the requirements of all laws, rules, regulations and orders of any governmental authority applicable to Borrower and/or its business.

         SECTION 4.5 INSURANCE. Maintain and keep in force insurance of the types and in amounts customarily carried in lines of business similar to that of Borrower, including but not limited to fire, extended coverage, public liability, flood, property damage and workers' compensation, with all such insurance carried with companies and in amounts satisfactory to Bank, and deliver to Bank from time to time at Bank's request schedules setting forth all insurance then in effect.

         SECTION 4.6 FACILITIES. Keep all properties useful or necessary to Borrower's business in good repair and condition, and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained.

         SECTION 4.7 TAXES AND OTHER LIABILITIES. Pay and discharge when due any and all indebtedness, obligations, assessments and taxes, both real or personal, including without limitation Federal and state income taxes and state and local property taxes and assessments, except such (a) as Borrower may in good faith contest or as to which a bona fide dispute may arise, and (b) for which Borrower has made provision, to Bank's satisfaction, for eventual payment thereof in the event Borrower is obligated to make such payment.

         SECTION 4.8 LITIGATION. Promptly give notice in writing to Bank of any litigation pending or threatened against Borrower with a claim in excess of $100,000.

         SECTION 4.9 FINANCIAL CONDITION. Maintain Borrower's financial condition as follows using generally accepted accounting principles consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein):

                 (a) Current Ratio not at any quarter end less than 1.0 to 1.0, with "Current Ratio" defined as total current assets divided by total current liabilities.

                 (b) Total Liabilities divided by Tangible Net Worth not greater than 1.0 to 1.0, as of each quarter end, with "Total Liabilities" defined as the aggregate of current liabilities





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
and non-current liabilities, and with "Tangible Net Worth" defined as the aggregate of total stockholders' equity less costs in excess of assets acquired.

                 (c) Debt Service Coverage Ratio defined as EBITDA divided by Debt Service not less than 1.75 to 1.0 as of each quarter end with "EBITDA" defined as the prior four quarters net profit before tax plus interest expense, depreciation and amortization expense and with "Debt Service" defined as prior four quarter interest expense plus $2,000,000 as determined at the end of each quarter.

         SECTION 4.10 NOTICE TO BANK. Promptly (but in no event more than five (5) days after the occurrence of each such event or matter) give written notice to Bank in reasonable detail of: (a) the occurrence of any Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default; (b) any change in the name of Borrower; (c) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan; or (d) any termination or cancellation of any insurance policy which Borrower is required to maintain, or any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting Borrower's property in excess of an aggregate of $100,000.

         SECTION 4.11 PERFECTION OF COLLATERAL. Cooperate fully and promptly with the Bank in taking all steps necessary to perfect the Bank's first priority lien position in the Collateral, including execution of appropriate UCC-1 forms and assisting in having the Bank's lien noted on the title to vehicles owned by Borrower.


                                   ARTICLE V

                               NEGATIVE COVENANTS

         Borrower further covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower will not without Bank's prior written consent:

         SECTION 5.1 USE OF FUNDS. Use any of the proceeds of any of the Credit except for the purposes stated in Article I hereof.

         SECTION 5.2      OTHER INDEBTEDNESS.  Except as permitted under
Section 5.6 below, create, incur, assume or permit to exist any indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except (a) the liabilities of Borrower to Bank, and (b) any other liabilities of Borrower existing as of, and disclosed to Bank prior to, the date hereof without the prior written consent of the Bank, which may be conditioned on subordination of the indebtedness to which consent is given to the Borrower's indebtedness to Bank, or become liable on any capital leases. Make any loans or advances to or investments in any person or entity, except any of the foregoing existing as of, and disclosed to Bank prior to, the date hereof not to exceed an aggregate of $50,000 in any fiscal year.

         SECTION 5.3 MERGER, CONSOLIDATION, TRANSFER OF ASSETS. Merge into or consolidate with any other entity; make any substantial change in the nature of Borrower's





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business as conducted as of the date hereof; nor sell, lease, transfer or otherwise dispose of all or a substantial or material portion of Borrower's assets except in the ordinary course of its business.

         SECTION 5.4 GUARANTIES. Guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate any assets of Borrower as security for, any liabilities or obligations of any other person or entity, except any of the foregoing in favor of Bank.

         SECTION 5.5 DIVIDENDS, DISTRIBUTIONS. Declare or pay any dividend or distribution either in cash, stock or any other property on Borrower's stock now or hereafter outstanding, nor redeem, retire, repurchase or otherwise acquire any shares of any class of Borrower's stock now or hereafter outstanding.

         SECTION 5.6 PLEDGE OF ASSETS. Mortgage, pledge, grant or permit to exist a security interest in, or lien upon, all or any portion of Borrower's assets now owned or hereafter acquired, except any of the foregoing in favor of Bank or which is existing as of, and disclosed to Bank in writing prior to, the date hereof and liens on vending machines purchased from franchises or affiliates in bona fide arms-length transactions, if the debts associated with such liens are subordinate to Borrower's debt of the Bank pursuant to a subordination agreement satisfactory to the Bank and the value of such vending machines are not included in the Borrowing Base hereunder.


                                   ARTICLE VI

                               EVENTS OF DEFAULT

         SECTION 6.1 The occurrence of any of the following shall constitute an "Event of Default" under this Agreement:

                 (a) Borrower shall fail to pay when due any principal, interest, fees or other amounts payable under any of the Loan Documents.

                 (b) Any financial statement or certificate furnished to Bank in connection with, or any representation or warranty made by Borrower or any other party under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made.

                 (c) Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those referred to in subsections (a) and (b) above), and with respect to any such default which by its nature can be cured, such default shall continue for a period of twenty (20) days from the time Borrower discovered or with appropriate good faith investigation Borrower should reasonably have discovered such default.

                 (d) Any default in the payment or performance of any obligation, or any defined event of default, under the terms of any contract or instrument (other than any of the Loan Documents) pursuant to which Borrower has incurred any debt or other liability to any person or entity, including Bank.

                 (e) The filing of a notice of judgment lien in a material amount in Bank's sole opinion against Borrower; or the recording of any abstract of judgment against Borrower in any county in which Borrower has an interest in real property; or the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of Borrower; or the entry of a judgment against Borrower.

                 (f) Borrower shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time ("Bankruptcy Code"), or under any state or Federal law granting relief to debtors, whether now or hereafter in effect; or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or Federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower, or Borrower shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Borrower shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or Federal law relating to bankruptcy, reorganization or other relief for debtors.

                 (g) There shall exist or occur any event or condition which Bank in good faith believes impairs, or is substantially likely to impair, the prospect of payment or performance by Borrower of its obligations under any of the Loan Documents.

         SECTION 6.2      REMEDIES.  Upon the occurrence of any Event of
Default: (a) all indebtedness of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Bank's option and without notice become immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are hereby expressly waived by Borrower; (b) Bank shall have the right to immediately cease or terminate the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall immediately cease and terminate; and (c) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security for any of the Credit and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law. All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.


                                  ARTICLE VII

                                 MISCELLANEOUS


         SECTION 7.1 NO WAIVER. No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

         SECTION 7.2 NOTICES. All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

         BORROWER:        American Coin Merchandising, Inc.
                          4870 Sterling Drive
                          Boulder, Colorado 80301
                          Attn: W. John Cash

         BANK:            WELLS FARGO BANK (COLORADO),
                          NATIONAL ASSOCIATION
                          633 Seventeenth Street
                          Denver, Colorado 80202
                          Attn:  Blake Peterson

or to such other address as any party may designate by written notice to all other parties. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy, upon receipt.

         SECTION 7.3 COSTS, EXPENSES AND ATTORNEYS' FEES. Borrower shall pay to Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees (to include outside counsel fees and all allocated costs of Bank's in-house counsel), incurred by Bank in connection with (a) the negotiation and preparation of this Agreement and the other Loan Documents, Bank's continued administration hereof and thereof, and the preparation of any amendments and waivers hereto and thereto, (b) the enforcement of Bank's rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents, and (c) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, and including any of the foregoing incurred in connection with any bankruptcy proceeding relating to Borrower so long as the Bank prevails in any of its claims or defenses.

         SECTION 7.4 SUCCESSORS, ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that Borrower may not assign or transfer its interest hereunder without Bank's prior written consent. Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank's rights and benefits under each of the Loan Documents. In connection therewith, Bank may disclose all documents and information which Bank now has or may hereafter acquire relating to any of the Credit, Borrower or its business, or any collateral required hereunder.

         SECTION 7.5 ENTIRE AGREEMENT; AMENDMENT. This Agreement and the other Loan Documents constitute the entire agreement between Borrower and Bank with respect to the Credit and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. This Agreement may be amended or modified only by a written instrument executed by each party hereto.

         SECTION 7.6 NO THIRD PARTY BENEFICIARIES. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

         SECTION 7.7 TIME. Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

         SECTION 7.8 SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

         SECTION 7.9 GOVERNING LAW. Except as specifically provided for in Section 7.11 below, this Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, except to the extent Bank has greater rights or remedies under Federal law, whether as a national bank or otherwise, in which case such choice of Colorado law shall not be deemed to deprive Bank of any such rights and remedies as may be available under Federal law.

         SECTION 7.10 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.

         SECTION 7.11     ARBITRATION PROGRAM.

                 (a) Binding Arbitration. Upon the demand of any party bound to the terms of this Arbitration Program (collectively the "parties"), whether made before the institution of any judicial proceeding or not more than 60 days after service of a complaint, third party complaint, cross-claim or counterclaim or any answer thereto or any amendment to any of the above, any Dispute (as defined below) shall be resolved by binding arbitration in accordance with the terms of this arbitration clause. A "Dispute" shall include any action, dispute, claim, or controversy of any kind, whether founded in contract, tort, statutory or common law, equity, or otherwise, now existing or hereafter occurring between the parties arising out of, pertaining to or in connection with this Agreement or any related agreements, documents, or instruments (the "Documents"). The parties understand that by this Agreement they have decided that the Disputes may be submitted to arbitration rather than being decided through litigation in court and that once decided by an arbitrator the claims involved cannot later be brought, filed, or pursued in court.

                 (b) Governing Rules. Arbitrations conducted pursuant to this Agreement, including selection of arbitrators, shall be administered by the American Arbitration Association ("Administrator") pursuant to the Commercial Arbitration Rules of the Administrator. Arbitrations conducted pursuant to the terms hereof shall be governed by the laws of the State of Colorado, including the provisions of CRS 13-22-201 et seq, and CRS 13-21-102
(5). Judgment upon any award rendered hereunder may be entered in any court having jurisdiction; provided, however, that nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. Section 91 or similar governing state law. Any party who fails to submit to binding arbitration following a lawful demand by the opposing party shall bear all costs and expenses, including reasonable attorney's fees, incurred by the opposing party in compelling arbitration of any Dispute.

                 (c) No Waiver, Preservation of Remedies, Multiple Parties. No provision of this arbitration clause, nor the exercise of any rights hereunder, shall limit the right of any party to (1) foreclose against any real or personal property collateral or other security, (2) exercise self-help remedies (including repossession and setoff rights), (3) interplead the instructing parties and deposit the property described in the Agreement in court, or (4) obtain provisional or ancillary remedies such as injunctive relief, sequestration, attachment, replevin, garnishment, or the appointment of a receiver from a court having jurisdiction. Such rights can be exercised at any time except to the extent such action is contrary to a final award or decision in any arbitration proceeding. The institution and maintenance of an action as described above shall not constitute a waiver of the right of any party, including the plaintiff, to submit the Dispute to arbitration, nor render inapplicable the compulsory arbitration provisions hereof. Any claim or Dispute related to exercise of any self-help, auxiliary or other exercise of rights under this section (c) shall be a Dispute hereunder.

                 (d) Arbitrator Powers and Qualifications; Awards. Arbitrators shall resolve all Disputes in accordance with the applicable substantive law. Arbitrator may make an award of attorneys' fees and expenses if permitted by law or the agreement of the parties. All statutes of limitation applicable to any Dispute shall apply to any proceeding in accordance with this arbitration clause. Any arbitrator selected to act as the only arbitrator in a Dispute shall be required to be a practicing attorney with not less than 10 years practice in commercial law in the State of Colorado. With respect to a Dispute in which the claims or amounts in controversy do not exceed five hundred thousand dollars ($500,000), a single arbitrator shall be chosen and shall resolve the Dispute. In such case the arbitrator shall have authority to render an award up to but not to exceed five hundred thousand dollars ($500,000) including all damages of any kind whatsoever, costs, fees and expenses. Submission to a single arbitrator shall be a waiver of all parties' claims to recover more than five hundred thousand dollars ($500,000). A Dispute involving claims or amounts in controversy exceeding five hundred thousand dollars ($500,000) shall be decided by a majority vote of a panel of three arbitrators ("Arbitration Panel"). An Arbitration Panel shall be composed of one arbitrator who would be qualified to sit as a single arbitrator in a Dispute decided by one arbitrator, one who has at least ten years experience in banking matters and one who has at least ten years experience in the manufacturing and franchising industries. Arbitrator(s) may, in the exercise of their discretion to, at the written request of a party in any Dispute, 1) consolidate in a single proceeding any multiple party claims that are substantially identical and all claims arising out of a single loan or series of loans including claims by or against borrower(s), guarantors, sureties and or owners of collateral if different from the borrower, and 2) administer multiple arbitration claims as class actions in accordance with Rule 23 of the Federal Rules of Civil Procedure. The arbitrator(s) shall be empowered to resolve any dispute regarding the terms of this Agreement or the arbitrability of any dispute or any claim that all or any part (including this provision) is void or voidable but shall have no power to change or alter the terms of this Agreement. The award of the arbitrator(s) shall be in writing and shall specify the factual and legal basis for the award.

                 (e) Miscellaneous. To the maximum extent practicable, the Administrator, the Arbitrator(s) and the parties shall take any action necessary to require that an arbitration proceeding hereunder be concluded within 180 days of the filing of the Dispute with the Administrator. The Arbitrator(s) shall be empowered to impose sanctions for any party's failure to proceed within the times established herein. Arbitration proceedings hereunder shall be conducted in Denver, Colorado metropolitan area, at a location determined by the Administrator. In any such proceeding the doctrines of res judicata and collateral estoppel shall apply and a party shall state as a counterclaim any claim which arises out of the transaction or occurrence or is in any way related to the Documents or the Dispute which does not require the presence of a third party which could not be joined as a party in the proceeding. The provisions of this arbitration clause shall survive any termination, amendment, or expiration of the Documents and repayment in full of sums owed to Bank by Borrower unless the parties otherwise expressly agree in writing. Each party agrees to keep all Disputes and arbitration proceedings strictly confidential, except for disclosures of information required in the ordinary course of business of the parties or as required by applicable law or regulation.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

                                      BORROWER:

                                      AMERICAN COIN MERCHANDISING, INC.,
                                      a Delaware corporation

                                      By:     /s/ Jerome M. Lapin
                                              --------------------------
                                              Title:  President & CEO
                                                       -----------------


                                      BANK:


                                      WELLS FARGO BANK (COLORADO), NATIONAL
                                      ASSOCIATION



                                      By:     /s/ Blake Peterson
                                             --------------------------
                                             Title:  Vice President
                                                    ------------------

                                  EXHIBIT A
                                  ---------

                     (Form of Borrowing Base Certificate)

                       American Coin Merchandising, Inc.

           Borrowing Base & Financial Covenant Compliance Certificate

BORROWING BASE CERTIFICATE:     -  July 31, 1996

Accounts, Inventory, and Equipment

(Provided Monthly)


1 Accounts Receivable                                                               $        771,078.54


2 Less Ineligible Accounts                                                          $         99,167.62
                                                                                    -------------------

3 Total Eligible Accounts                                                           $        671,910.92


4 Applicable Margin                                                                                 75%
                                                                                    -------------------

5 Accounts Receivable Total                                                         $        503,933.19


6 Inventory Balance                                                                 $      3,680,780.86


7 Less Ineligible Inventory                                                         $        841,683.40
                                                                                    -------------------

8 Total Eligible Inventory                                                          $      2,839,097.46


9 Applicable Margin                                                                              50.00%
                                                                                    -------------------

10 Inventory Total                                                                  $      1,419,548.73


11 Net Book Value of Equipment                                                      $      8,005,219.61


12 Less Ineligible Equipment                                                        $      1,516,264.54
                                                                                    -------------------

13 Total Eligible Equipment                                                         $      6,488,955.07


14 Applicable Margin                                                                             75.00%
                                                                                    -------------------

15 Equipment Total                                                                  $      4,866,716.30


16 Total Accounts, Inventory, and Equipment                                         $      6,790,198.22
                                                                                    -------------------

17 Total Availability                                                               $      6,000,000.00

  Sum of Lines 5, 10, 15 (Not More than        6000000)


18 Current Loan Balance                                                             $                 -


19 New Advance Request                                                              $                 -


20 Outstanding Letters of Credit                                                    $                 -


21 Net Loan Availability                                                            $      6,000,000.00

  Line 17 less lines 18, 19, 20


FINANCIAL COVENANT COMPLIANCE:  -  June 30, 1996

(Provided Quarterly)

                                                      Required                                     Actual
Current Ratio                                         Not Less Than 1.0 to 1                         1.08
Total Liabilities to Tangible New Worth               Not More Than 1.0 to 1                         0.86
Debt Service Coverage Ratio                           Not Less Than 1.75 to 1                        2.03


The above listed collateral is subject to a security agreement in favor of wells Fargo Bank (Colorado), National Association. The undersigned represents that the above calculations are in accordance with the credit agreement and that the undersigned is in full compliance with the terms of the Credit Agreement and other Loan Documents.

American Coin Merchandising, Inc.

---------------
/s/ W. John Cash
Chief Financial Officer and Vice President

September 23, 1996

                                  EXHIBIT B
                                  ---------

                       (Schedule of Subordinated Debt)

AMERICAN COIN MERCHANDISING, INC.
SUBORDINATED DEBT SCHEDULE

                                                                                                           LEHIGH
                                                                 CHICAGO        GEORGIA     INLAND         VALLEY   PERFORMANCE
                                                                   TOY           TOY     MERCHANDISING,    TOY     MERCHANDISING
CREDITOR                                                         COMPANY, INC   COMPANY      INC.          COMPANY      INC.
 Randall J. Fagundo                                              52,627.85
 John Greg Theisen
 T. R. Baron & Associates, Inc.
 Richard D. Jones and Melinda K. Jones                                                     84,676.50
 John Greg Theisen and Carol Ann Theisen                                                   84,676.50
 Randall J. Fagundo and Lisa Ann Iacofano                                       16,133.62  84,676.50       33,066.50
 Carol A. Theisen                                                52,627.85      16,133.63
 Melinda K. Jones                                                56,073.06
 Abbe M. Stutsman and Kent D. Stutsman                           59,518.28      16,133.62                  33,066.50
 Richard D. Jones                                                               16,133.63                  33,066.51
 Abbe M. Stutsman                                                                                                     515,295.00
 Scott and Sean's Toy Company Inc.
 Hayden S. Howard
 Sean K. Forey
 Redlands Toy Co., Inc.
 Total                                                          220,847.04      64,534.50 254,029.50       99,199.51  515,295.00




                                                              SOUTHWEST     SUGARLOAF
                                                                COIN        OF UTAH,     HOOSIER COIN   REDLANDS
CREDITOR                                                      COMPANY       INC.         COMPANY       TOY CO., INC.     TOTAL
 Randall J. Fagundo                                           97,358.00                                                149,985.85
 John Greg Theisen                                            48,679.00                                                 48,679.00
 T. R. Baron & Associates, Inc.                               48,679.00                                                 48,679.00
 Richard D. Jones and Melinda K. Jones                                                                                  84,676.50
 John Greg Theisen and Carol Ann Theisen                                                                                84,676.50
 Randall J. Fagundo and Lisa Ann Iacofano                                                                              133,876.62
 Carol A. Theisen                                                                                                       56,073.06
 Melinda K. Jones
 Abbe M. Stutsman and Kent D. Stutsman                                                                                 108,718.40
 Richard D. Jones                                                                                                       49,200.14
 Abbe M. Stutsman                                                                                                      515,295.00
 Scott and Sean's Toy Company Inc.                                          434,000.00   99,000.00                     499,000.00
 Hayden S. Howard
 Sean K. Forey                                                                           99,000.00                      99,000.00
 Redlands Toy Co., Inc.                                                                                81,850.00        81,850.00

 Total                                                       194,716.00     434,000.00  198,000.00     81,850.00     2,062,471.55